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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
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LAWSON SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 PROXY STATEMENT SUPPLEMENT

        These supplemental disclosures to the definitive proxy statement on Schedule 14A, which we refer to as the definitive proxy statement, filed by Lawson Software, Inc., which we refer to as the Company or Lawson, with the United States Securities and Exchange Commission, which we refer to as the SEC, on May 31, 2011, are being made to update certain information and to respond to certain allegations made by plaintiffs in the stockholder litigation relating to the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of April 26, 2011, by and among Lawson, GGC Software Holdings, Inc., which we refer to as Parent, and Atlantis Merger Sub, Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub, providing for the merger of Merger Sub with and into the Company, which we refer to as the merger. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement.

        This proxy statement supplement is dated June 15, 2011 and is first being mailed to stockholders of Lawson on or about June 15, 2011.

SETTLEMENT OF LITIGATION

        This proxy statement supplement is being filed in connection with a Memorandum of Understanding, dated June 14, 2011, which we refer to as the Memorandum of Understanding, regarding the settlement of certain litigation relating to the merger agreement.

        As previously disclosed beginning on pages 6 and 64 of the definitive proxy statement, seven purported class action lawsuits were brought against Lawson, the members of the Board, Parent, Merger Sub, Infor, and Golden Gate Capital, on behalf of the public stockholders of Lawson. Two of these seven lawsuits were filed in the Delaware Court of Chancery, which we refer to as the Delaware court, and such lawsuits were consolidated as In re Lawson Software Inc. Shareholder Litigation, which we refer to as the Delaware action, on May 20, 2011. On May 27, 2011, the Delaware court granted the plaintiffs' motion for class certification in the Delaware action, certifying a non-opt out class of Lawson stockholders who held Lawson common stock any time between and including April 26, 2011 and the date of the consummation of the Merger. The other five lawsuits were filed in the Second Judicial District Court of Ramsey County, Minnesota. On June 7, 2011, an additional purported class action lawsuit was filed in connection with the merger in the United States District Court for the District of Minnesota, as described below under "Litigation Relating to the Merger."

        On June 14, 2011, we entered into the Memorandum of Understanding with the plaintiffs regarding the settlement of the Delaware action.

        The Company believes that no further disclosure is required to supplement the definitive proxy statement under applicable laws; however, to avoid the risk that the Delaware action may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such action, the Company has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed merger, all of which are set forth below. Subject to completion of certain confirmatory discovery by counsel to the plaintiffs, the Memorandum of Understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company's stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Delaware court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the Delaware court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the merger agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the Delaware General Corporation Law), pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs' counsel will file a petition in the Delaware court for an award of attorneys' fees and expenses to be paid by the Company or its successor. The Company or its successor will pay or cause to be paid any attorneys' fees and expenses awarded by the Delaware court. The settlement will not affect the merger consideration per share of $11.25, in cash, without interest, to be paid in the merger. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated.

SUPPLEMENTAL DISCLOSURES

        In connection with the settlement of the Delaware action as described in this proxy statement supplement, the Company has agreed to make these supplemental disclosures to the definitive proxy statement. These supplemental disclosures should be read in conjunction with the definitive proxy statement, which should be read in its entirety.

The Merger—Opinion of Barclays Capital Inc.

The following disclosure supplements and restates the first paragraph under the heading "Present Value of Equity Research Analysts' 12-Month Price Targets" on page 41 of the definitive proxy statement.

        In order to illustrate how the merger consideration compared with publicly available analyst price targets, Barclays Capital evaluated eight published equity research analysts' projected 12-month price targets for the common stock. Barclays Capital performed this analysis using publicly available price targets for the common stock published by independent equity research analysts immediately prior to, and following, the March 8, 2011 Reuters article. Based on the foregoing, Barclays Capital then calculated a range of the present values of the 12-month price targets using a discount rate of 12.5% (the Company's estimated current cost of equity). The Company's estimated current cost of equity was calculated using the Capital Asset Pricing Model which took into account the Company's beta (a measure of the sensitivity of an asset's returns to market returns), an estimated risk-free rate and a historical equity market risk premium. Barclays Capital calculated a range of present values from $8.89 to $13.33 per share using the most recent published analyst price targets, and a range of present values from $8.89 to $11.56 using the analyst price targets prior to March 8, 2011. Barclays Capital calculated a median of present values of $12.75 per share using the most recent published analyst price targets, and a median of present values of $11.00 per share using the analyst price targets prior to March 8, 2011.

The following disclosure supplements and restates the first sentence of the third paragraph under the heading "Selected Comparable Company Analysis" on page 41 of the definitive proxy statement.

        The EV of each company was obtained by adding the book value of its short and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents.

The following disclosure supplements and restates the last sentence of the first paragraph under the heading "Discounted Equity Value Analysis" on page 42 of the definitive proxy statement.

        The estimated future prices per share were then discounted to present value using a discount rate of 12.5% (the estimated current cost of the Company's equity) implying a range of equity values for the Company from $7.34 to $9.60 per share using the Street Estimates and $8.05 to $10.53 per share using the Management Projections for CY 2012, and a range of equity values for the Company from $7.13 to $9.32 per share using the Street Estimates and $8.01 to $10.47 per share using the Management Projections for CY 2013. The Company's estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the Company's beta (a measure of the sensitivity of an asset's returns to market returns), an estimated risk-free rate and a historical equity market risk premium. Barclays Capital used a range of forward P/E multiples of 13.0x to 17.0x to calculate an illustrative range of implied values per share as compared with the value of the per share merger consideration. The selection of this illustrative range was based on Barclays Capital's professional judgment and took into account current and historical absolute and relative trading multiples of the common stock.

The following disclosure supplements and restates the disclosure under the heading "Discounted Cash Flow Analysis" on page 43 of the definitive proxy statement.

        In order to estimate the present value of the common stock, Barclays Capital performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated unlevered future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. To calculate the estimated equity value of the Company using the discounted cash flow method, Barclays Capital added (1) the Company's projected after-tax unlevered free cash flows for the fourth quarter of fiscal year 2011 and full fiscal years 2012 through 2016 based on both the Street Estimates and the Management Projections to (2) the present value in fiscal year 2016 of the after-tax unlevered free cash flows of fiscal year 2016, based on both the Street Estimates and the Management Projections, growing in perpetuity at a range of "perpetuity growth rates" and discounted using a range of discount rates. Barclays Capital did not prepare a discounted cash flow analysis based on the Acquisition Forecasts (which are described below under the heading "—Certain Forecasts") because the Acquisition Forecasts are inherently speculative and based upon hypothetical future acquisitions. In preparing its discounted cash flow analysis in connection with rendering its fairness opinion, Barclays Capital used fiscal year numbers as these were consistent with the basis of financial reporting used in the Company's financial statements. These values were subsequently discounted to their respective present values (as of April 21, 2011) using a range of selected discount rates. Barclays Capital then subtracted the value of the Company's outstanding debt and added the value of the Company's cash balance (each as of February 28, 2011) to arrive at a range of implied equity values of the Company.

        The perpetuity growth rates of 2.0% to 4.0% were selected based on Barclays Capital's qualitative judgments concerning the future sustainable growth rate of the Company, taking into account the Management Projections and the Street Estimates as well as Barclays Capital's professional judgment and experience. The range of discount rates of 10.0% to 12.0% was selected based on an analysis of the weighted average cost of capital of the Company. The weighted-average cost of capital of the Company was determined by Barclays Capital to be the sum of (1) the market value of equity as a percentage of the total market value of the Company's capital multiplied by the Company's estimated cost of equity, and (2) the market value of debt as a percentage of the total market value of the Company's capital multiplied by the Company's estimated after-tax market cost of debt. The Company's estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the Company's beta (a measure of the sensitivity of an asset's returns to market returns), an estimated risk-free rate and a historical equity market risk premium.

        The after-tax unlevered free cash flows based on each of the Street Estimates and the Management Projections were calculated by taking the tax-affected earnings before interest and tax expense (excluding amortization of purchased intangibles and subtracting stock based compensation), adding depreciation and subtracting capital expenditures, adding or subtracting forecast changes in working capital for fiscal year 2012 and fiscal year 2013, assuming that the Company's business would be working capital neutral beginning in fiscal year 2013 for the Management Projections and 2011 for the Street Estimates.

        Barclays Capital calculated a range of implied prices per share of the Company, by dividing the implied equity values derived from its discounted cash flow analysis by the fully diluted share counts, assuming the vesting of all restricted stock units and in-the-money options. These calculations yielded ranges of implied prices per share from $7.05 to $10.63 per share using the Street Estimates and $8.67 to $13.26 per share using the Management Projections.

        Based on Barclays Capital's professional experience and judgment, Barclays Capital determined that, for purposes of its fairness analysis, the following range of values derived from its discounted cash flow analysis of the Company was appropriate:

Range of Implied Prices Per Share
Street Estimates	$7.65 - 9.36
Management Projections	$9.45 - 11.63

        Barclays Capital noted that the merger consideration was (1) above the range of implied values per share calculated using the Street Estimates and (2) within the range of implied values per share calculated using the Management Projections.

The following disclosure supplements and restates the first paragraph under the heading "Leveraged Acquisition Analysis" on page 43 of the definitive proxy statement.

        Barclays Capital performed a leveraged acquisition analysis based on the Street Estimates in order to ascertain a price for the common stock which might be achieved in a stand-alone leveraged buyout transaction with a financial buyer given current financing market conditions. Based upon its experience and judgment and taking into account current market conditions, Barclays Capital assumed the following in its analysis: (1) total debt/FY2011E EBITDAS multiple of 6.5x; (2) an equity investment that would be needed to achieve an internal rate of return of 20-25%; and (3) a forward exit multiple of 10.0x EBITDAS (exit at the end of fiscal year 2016). Barclays Capital assumed that the debt raised in connection with a hypothetical leveraged acquisition would have a structure and terms consistent with current market conditions. Based upon these assumptions, Barclays Capital calculated a range of implied prices per share of the common stock of $9.40 to $10.20.

The following disclosure supplements and restates the table titled "Selected Sponsor Software Transactions" on page 44 of the definitive proxy statement.

 Multiples of Selected Sponsor Software Transactions

Announcement Date	Acquirer	Target	FTM Revenue Multiple	FTM EBITDAS Multiple
04/04/11	Apax Partners	Epicor Software Corp.	2.11x	11.8x
09/26/10	KKR	Visma A/S	NA	NA
08/03/10	HG Capital	TeamSystem S.p.A.	NA	NA
06/02/10	Thoma Bravo	SonicWALL, Inc.	2.12x	10.9x
02/12/10	Berkshire Partners/Advent/Bain	SkillSoft plc	3.66x	10.1x
Capital
04/11/08	Apax Partners	The TriZetto Group, Inc.	2.48x	10.9x
08/24/07	MBK Partner	YaYoi Co., Ltd.	NA	NA
03/22/07	Hellman & Friedman	Kronos Inc.	2.63x	12.5x
03/05/07	Vector Capital	SafeNet Inc.	1.94x	9.9x
10/16/06	Carlyle Group/Providence	Open Solutions, Inc.	3.47x	11.7x
Equity
08/31/06	Hellman & Friedman	Intergraph Corp.	1.68x	9.7x
03/13/06	Hellman & Friedman	Activant Solutions, Inc.	NA	NA
11/11/05	Silver Lake Partners	Serena Software, Inc.	3.97x	11.3x
11/07/05	Golden Gate Capital	Geac Computer	1.87x	7.5x
Corporation Ltd.
07/28/05	Carlyle Group	SS&C Technologies, Inc.	5.40x	15.6x
07/05/05	Concerto/Golden Gate	Aspect Software, Inc.	2.10x	9.3x
Capital
04/25/05	Hellman & Friedman	DoubleClick Inc.	2.12x	11.1x
03/28/05	Private Equity Consortium	SunGard Data Systems Inc.	2.95x	9.6x

The following disclosure supplements and restates the table titled "Selected Strategic Enterprise Resource Planning Software Transactions" on page 45 of the definitive proxy statement.

 Multiples of Selected Strategic Enterprise Resource Planning Software Transactions

Announcement Date	Acquirer	Target	FTM Revenue Multiple	FTM EBITDAS Multiple
05/05/10	ABB Ltd.	Ventyx, Inc.	NA	NA
04/16/10	Oracle Corp.	Phase Forward Inc.	2.79x	11.0x
11/05/09	JDA Software Group Inc.	i2 Technologies, Inc.	1.55x	6.6x
07/23/08	TOTVS S.A.	Datasul S/A	2.67x	11.8x
12/07/07	Epicor Software Corp.	NSB Retail Systems plc	2.87x	9.5x
05/15/07	Oracle Corp.	Agile Software Corp.	2.13x	NM
05/15/06	Infor Global	SSA Global	2.12x	10.9x
	Solutions, Inc.	Technologies, Inc.
04/24/06	JDA Software Group, Inc.	Manugistics Group, Inc.	1.59x	9.1x
08/04/05	SSA Global	Epiphany, Inc.	1.21x	NM
Technologies, Inc.
06/02/05	Lawson Software, Inc.	Intentia International AB	1.30x	9.5x
02/28/05	Oracle Corp.	Retek Inc.	2.79x	17.6x
01/27/05	Infor Global	MAPICS Inc.	1.76x	7.4x
Solutions, Inc.

The Merger—Certain Forecasts

The following disclosure supplements and restates the first paragraph under the heading "Company Forecasts" on page 47 of the definitive proxy statement.

        The Company does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in February 2011, in connection with their due diligence review of the Company, we provided Golden Gate and Infor with certain non-public financial forecasts of the Company's operating performance prepared by the Company's management for fiscal years 2011 through 2014, reflecting organic growth, which we refer to as the Original Organic Forecasts, and reflecting organic growth with acquisitions, which we refer to as the Acquisition Forecasts. Copies of the Original Organic Forecasts and Acquisition Forecasts were also provided to Barclays Capital. We also provided Barclays Capital, in April 2011, with updated non-public financial forecasts of the Company's operating performance prepared by the Company's management for fiscal years 2011 through 2015, reflecting organic growth, which we refer to as the Updated Organic Forecasts (for purposes of Barclays Capital's financial analysis summarized above under "—Opinion of Barclays Capital Inc.", the Updated Organic Forecasts for fiscal year 2015 were extrapolated for fiscal year 2016). Barclays Capital relied on the Updated Organic Forecasts (which we also refer to as the Management Projections), which reflected updated information from that contained in the Original Organic Forecasts, in preparing its financial analysis summarized above under "—Opinion of Barclays Capital Inc." The Updated Organic Forecasts, which were prepared after the Original Organic Forecasts, differ from the Original Organic Forecasts primarily in that they reflect slightly lower overall compound annual growth rates, which we refer to as CAGR, attributable mainly to the impact of the March 8, 2011 Reuters article and the Company's March 11, 2011 announcement that it had received an unsolicited proposal from, and was in discussions with, Infor and Golden Gate. Differences between the CAGRs in the Updated Organic Forecasts and the Original Organic Forecasts are described in the footnotes to Table 1 below. Collectively, we refer to the Updated Organic Forecasts relied upon by Barclays Capital in its financial analysis (which are set forth in Table 1 below), the Original Organic

Forecasts (which are set forth in Table 1A below), and the Acquisition Forecasts provided to Golden Gate and Infor (which are set forth in Table 2 below) as the Forecasts.

The following disclosure supplements and restates the disclosure in the fifth bullet point of the second paragraph on page 48 of the definitive proxy statement.

  •
  Capital expenditures were assumed to be consistent in aggregate dollar amount with the level of estimated capital spending in fiscal year 2011 ($18 million assumed in fiscal year 2011, $15 million assumed in each of fiscal years 2012 through 2015 and, for purposes of Barclays Capital's financial analysis, $15 million assumed in fiscal year 2016).

The following disclosure supplements and restates the disclosure in the sixth bullet point of the second paragraph on page 48 of the definitive proxy statement.

  •
  The effective tax rate was assumed to decline slightly in the first two years, then stabilize in the fiscal years beyond fiscal year 2013. The Updated Organic Forecasts assumed an effective tax rate of 35.0% in fiscal year 2011, 33.0% in fiscal year 2012, 32% in each of fiscal years 2013 through 2015 and, for purposes of Barclays Capital's financial analysis, 32% in fiscal year 2016.

The following disclosure supplements the disclosure on page 48 of the definitive proxy statement by adding two additional bullet points following the sixth bullet point of the second paragraph.

  •
  The (increase)/decrease in working capital was assumed to be $13 million in fiscal year 2011, $(10) million in fiscal year 2012, $0 in each of fiscal years 2013 through 2015 and, for purposes of Barclays Capital's financial analysis, $0 in fiscal year 2016.

  •
  The unlevered free cash flow was assumed to be $95 million in fiscal year 2011, $96 million in fiscal year 2012, $127 million in fiscal year 2013, $143 million in fiscal year 2014, $157 million in fiscal year 2015 and, for purposes of Barclays Capital's financial analysis, $162 million in fiscal year 2016.

The following disclosure supplements the disclosure on page 49 of the definitive proxy statement, by adding a new table below the table titled "Table 1—Updated Organic Forecasts."

 Table 1A
Original Organic Forecasts

	Fiscal Year Ending May 31, ($ in millions)
	2010A	2011E	2012E	2013E	2014E
Revenue	$742	$794	$854	$921	$995
% Growth		7.01%	7.56%	7.85%	8.03%
EBITDAS	$139	$159	$187	$217	$244
% Margin	18.73%	20.03%	21.90%	23.56%	24.52%
EBITAS	$117	$135	$164	$193	$221
% Margin		17.00%	19.20%	20.96%	22.21%
EBITA		$118	$146	$174	$200

The Merger—Voting Agreements

The following disclosure supplements and restates the disclosure in the introduction to the second paragraph on page 60 of the definitive proxy statement.

        In addition, each of Mr. Lawson, Dr. Wadhwani and Mr. Debes have agreed that until the expiration date of the voting agreements, such individual and, in some cases, certain of his affiliates (the share ownership of which is included in such individual's share ownership figures expressed above), would vote his shares of common stock:

 LITIGATION RELATING TO THE MERGER

In addition to the supplemental disclosures made in connection with the settlement of the Delaware action described above under "Supplemental Disclosures," the Company also makes the following supplemental disclosure on pages 7 and 64 of the definitive proxy statement by adding an additional paragraph under the heading "Litigation Relating to the Merger."

        Additionally, on June 7, 2011, a purported class action was brought against Lawson, the members of the Board, Parent, Merger Sub, Infor, and Golden Gate Capital, on behalf of the public stockholders of Lawson in the United States District Court for the District of Minnesota titled Green v. Lawson Software, Inc., et. al., Case No. 11-1494. The action generally alleges that the individual defendants breached their fiduciary duties in connection with the merger because the merger consideration is unfair, that certain other terms in the merger agreement are unfair, that certain individual defendants are financially interested in the merger, and that the disclosures concerning the merger agreement are materially misleading or incomplete in violation of §14(a) and §20(a) of the Exchange Act and of Delaware law. The action further alleges that Golden Gate, Parent, Infor and Merger Sub aided and abetted these alleged breaches of fiduciary duty. Among other remedies, the action seeks to enjoin the merger and costs and attorneys fees. Lawson believes that the action is without merit, and intends to vigorously defend against all claims asserted.

VOTING INFORMATION

        For your convenience, included with this proxy statement supplement is a duplicate proxy card that you may use to vote your shares. Please be advised that you may also vote by telephone or internet. Instructions for voting your shares at the special meeting of stockholders on June 29, 2011 are included with the definitive proxy statement. If you have previously voted your shares and do not wish to change your vote, you do not need to take any further action. If you have previously voted your shares, voting again on the duplicate proxy card will supersede your previous vote, regardless of how you previously voted (i.e., by telephone, internet or mail).

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
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PROXY STATEMENT SUPPLEMENT
SETTLEMENT OF LITIGATION
SUPPLEMENTAL DISCLOSURES
Multiples of Selected Sponsor Software Transactions
Multiples of Selected Strategic Enterprise Resource Planning Software Transactions
Table 1A Original Organic Forecasts
LITIGATION RELATING TO THE MERGER
VOTING INFORMATION